EXHIBIT 99.1

Iconic Brands Announces $1.5 Million Above-Market Private Placement of Restricted Equity

Company Plans to Use Proceeds to Increase Awareness for the National Launch of Hooters Spirits and New Product Innovation

Amityville, NY, January 13, 2020 (GLOBE NEWSWIRE) — via NEWMEDIAWIRE — Iconic Brands, Inc. (ICNB) (“Iconic” or the “Company”) today announced that it has signed definitive agreements for a $1.5 million convertible preferred equity financing from existing shareholders.

Under the terms of the financing agreement, existing shareholders purchased $1.5 million of Iconic’s Series G Preferred Stock convertible into common stock at $1.25 per share with 100% warrant coverage at an exercise price of $1.25 per share and exercisable for 5 years. The offering is expected to close on or about January 13, 2020, subject to satisfaction of customary closing conditions.

Iconic plans to use the net proceeds from the transaction to increase social media and digital marketing, hire brand ambassadors and product influencers, increase inventory for accelerating demand, as well as for new product innovations.

Richard DeCicco, Chief Executive Officer of Iconic, stated, “2019 set the stage for Iconic Brands. Our existing investors committing to a financing at a significant premium to the current market price of our stock is a strong vote of confidence to the execution of our growth strategy. This transaction allows us to ramp up the national expansion of Hooters Spirits that we have already seen very strong interest in since the January 1st launch. Given the immediate interest shown by the purchase orders we have received thus far in the 8 SKUs of Hooters Spirits, we believe 2020 will be a year of exponential growth. We are now in position to take advantage of our success in broad new markets across the country and internationally with other brands we have developed, enabling us to capitalize on new opportunities for private-label business, and become an early mover in the high-growth organic and vegan niches. Coupled with the elimination of our debt on our balance sheet in 2019, this latest round of capital will be used to fuel our growth, enhance our product offering, and magnify our leadership position. In 2020 our goal is to grow top-line revenues to attract additional attention from strategic partners. In 2021 our goal is to monetize the brands and/or the Company.”

The Special Equities Group (SEG), a division of Bradley Woods & Co. Ltd., acted as sole placement agent for the transaction.

Full terms of the financing agreement can be found in the Company’s 8-K filing.

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About Iconic Brands, Inc.

Iconic Brands, Inc. is a lifestyle branding company with the highest expertise of developing, from inception to completion, alcoholic beverages for itself and third parties. Iconic Brands markets and places products into national distribution through long-standing industry relationships. Iconic is a leader in “Celebrity Branding” of beverages, procuring superior and unique products from around the world and branding its products with internationally recognized celebrities. It currently offers Bellissima Prosecco and BiVi Vodka. In addition, Iconic is a developer of private label spirits, Hooters Spirits for Hooters restaurants and off-premise retail locations both domestically and internationally.

Please visit the Company’s websites and follow it on social media.

Websites: Iconicbrandsusa.com; bivivodka.com; bellissimaprosecco.com

Twitter: @HootersSpirits; @BiviVodka

Instagram: @IconicBrandsUSA; @HootersSpirits; @BellissimaProsecco; @Bivivodka

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of management, are not guarantees of performance, and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Iconic’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Iconic’s Annual Report on Form 10-K.

Info@IconicBrandsUSA.com

IR@iconicbrandsusa.com

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